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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED SEPTEMBER 10, 1999 AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                   NOTICE OF OFFER TO PURCHASE FOR CASH
              ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                    OF
                       DIGITAL LINK CORPORATION
                                    AT
                     $10.30 NET PER SHARE IN CASH
                                    BY
                                 DLZ CORP.

     DLZ Corp., a California corporation ("Purchaser"), hereby offers to purchase any and all shares (the "Shares") of common stock, no par value, of Digital Link Corporation, a California corporation (the "Company"), at a price of $10.30 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," as amended from time to time, and the Offer to Purchase, as it may be amended from time to time, together constitute the "Offer"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
      YORK CITY TIME, ON OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.
    -----------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE 4,054,687 SHARES (NOT INCLUDING SHARES ISSUABLE UPON EXERCISE OF ANY OUTSTANDING OPTIONS) BENEFICIALLY OWNED BY PURCHASER AND THE GUPTA FAMILY (AS DEFINED BELOW) ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THE OFFER TO PURCHASE.

     The Board of Directors of the Company acting on the unanimous recommendation of a special committee not affiliated with Purchaser has approved and adopted the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommends acceptance of the Offer by shareholders of the Company.

     The Offer is being made pursuant to the Merger Agreement. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law (the "CGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by shareholders who properly exercise their appraisal rights in accordance with the CGCL (the "Dissenting Shares") and Shares beneficially owned by Purchaser) will be converted, by virtue of the Merger and without any action on the part of the Company, into the right to receive the Offer Price in cash (the "Merger Consideration"), without interest thereon. The Merger is subject to a number of conditions as described in the Offer to Purchase. If the Minimum Condition is not satisfied, the Offer will be withdrawn without the purchase of any Shares, Purchaser and the Gupta Family will dispose of that number of Shares necessary to reduce their beneficial ownership below 50% of the outstanding Shares and the Merger will be accomplished by a long-form merger, which will require a proxy solicitation, a special meeting of shareholders and the affirmative vote of a majority of the outstanding Shares. A significantly longer period of time will be required to effect a long-form merger than the Offer and the short-form merger. By virtue of their Share ownership, Purchaser and Vinita Gupta and her husband, Narendra K. Gupta, as trustees for the Narendra and Vinita Gupta Living Trust, and the Narendra K. and Vinita Gupta Charitable Foundation, and Vinita Gupta, Narendra K. Gupta and Kalyn Dutta, as trustees of the Gupta Children's Trust Agreement, and Vinita Gupta, as custodian for each of her two minor children (all of the foregoing persons in such capacities, collectively the "Gupta Family") may effectively have the ability to assure the approval of the Merger.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Harris Trust Company of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Subject to the terms and conditions of the Offer and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in "The Tender Offer--Section 12. Certain Regulatory and Legal Matters," of the Offer to Purchase, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Section 11. Certain Conditions of the Offer" of the Offer to Purchase and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided, however, that Purchaser may not waive the Minimum Condition without the prior written consent of the Company. Purchaser acknowledges that (i) Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Section 11. Certain Conditions of the Offer" of the Offer to Purchase without extending the period of time during which the Offer is open.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 8, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in "The Tender Offer--Section
4. Withdrawal Rights" of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by applicable rules and regulations.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares," of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company is providing Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

               THE INFORMATION AGENT FOR THE OFFER IS:

                         [MacKenzie logo]

                         156 Fifth Avenue
                     New York, New York 10010
            Banks and Brokers Call Collect (212) 929-5500
               ALL OTHERS CALL TOLL-FREE (800) 322-2885


September 10, 1999